Exhibit 10.19

Amendment to Stock Option Agreements

This Amendment to Stock Option Agreements, hereinafter referred to as the "Amendment" or the "Agreement," is made on this 14th day of March, 2014, between ConAgra Foods, Inc., a Delaware corporation ("ConAgra Foods"), and Brian Keck (the "Retiree"). ConAgra Foods and Retiree agree as follows:

1.
Retiree has advised ConAgra Foods of his intent and desire to retire from and cease employment with ConAgra Foods following a transition of his present duties in connection with the start of Fiscal Year 2015 on the later of August 1, 2014 or, if the Human Resources Committee of the Board of Directors authorizes a payout under the Fiscal 2012- 2014 cycle of the Performance Share Plan (the "PSP"), the second business day following the release of shares under the PSP (the "Special Retirement"). Following the start of Fiscal Year 2015 and through the date of the Special Retirement, Retiree will remain a direct report of the Chief Executive Officer and perform activities as directed by the Chief Executive Officer. Retiree acknowledges that he will cease to be an executive officer of ConAgra Foods as of the end of Fiscal Year 2014, that in light of his desire to retire, he will be ineligible for an equity grant in July 2014 and that nothing described in this Agreement shall constitute "Good Reason" as that term is defined in Retiree's sign-on agreement or October 2010 Option (defined below).

2.
As of the date hereof, ConAgra Foods and Retiree are parties to the following Stock Option Agreements pursuant to the ConAgra Foods 2009 Stock Plan (the “Plan”). Capitalized but undefined terms have the meanings set forth in the Option Agreements or the Plan.

Agreement	Total Options Covered By Such Agreement (Note: Vested Options May be Less)	Defined Term for Purposes of this Amendment
Stock Option Agreement for Employees dated October 1, 2010	160,000	“October 2010 Option”
Stock Option Agreement for Employees dated July 11, 2011	160,000	“July 2011 Option”
Stock Option Agreement for Employees dated July 16, 2012	160,000	“July 2012 Option”
Stock Option Agreement for Employees dated July 15, 2013	139,632	“July 2013 Option”

3.
In recognition of Retiree's past service to ConAgra Foods, the Human Resources Committee of the Board of Directors has determined to approve Retiree's Special Retirement and the following changes to the October 2010 Option, the July 2011 Option, the July 2012 Option and the July 2013 Option (collectively, the "Retiree's Options").

a.	Paragraph 2 of the October 2010 Option is hereby amended to add a new paragraph (f) as follows:

"f. 'Special Retirement' means Optionee's cessation of employment with
ConAgra Foods with the approval of the Committee on the later of August
1, 2014 or, if the Human Resources Committee of the Board of Directors
authorizes a payout under the Fiscal 2012-2014 cycle of the Performance
Share Plan (the "PSP"), the second business day following the release of shares under the PSP."

b.	Paragraph 2 of the July 2011 Option, the July 2012 Option and the July 2013 Option is hereby amended to add a new paragraph (d) as follows:

"d. 'Special Retirement' means Optionee's cessation of employment with
ConAgra Foods with the approval of the Committee on the later of August
1, 2014 or, if the Human Resources Committee of the Board of Directors
authorizes a payout under the Fiscal 2012- 2014 cycle of the Performance
Share Plan (the "PSP"), the second business day following the release of shares under the PSP."

c.	Paragraph 3(b) of each of Retiree's Options is hereby amended and restated in its entirety to read as follows:

"Right to Exercise. This Option shall be exercisable until and through the Expiration Date of the Option, by the Optionee (provided that in no event shall any provision of this Section 3(b) extend the term of the Option beyond the Expiration Date set forth on the first page):

(i)	while the Optionee is in Continuous Employment;

(ii)
for a period ending 90 days after the Optionee's Continuous Employment terminates for any reason other than Early Retirement, Normal Retirement, Special Retirement, death or involuntary termination due to disability. This Option may be exercised as to the portion of the Option that is vested at the time termination of employment occurs;

(iii)
for a period ending three (3) years after the Optionee's termination due to disability (as defined in the Company's sole discretion); however, the Company, at the sole and absolute discretion of the Committee, may shorten or eliminate such period. The Option may be exercised as to the portion of the Option that is vested at the time involuntary termination due to disability, occurs;

(iv)	for a period ending three (3) years after Optionee's Special Retirement. The Option may be exercised as to the portion of the Option that is vested at the time termination of employment occurs;

(v)	for a period of three (3) years after date of death (by the estate of the Optionee) if the Optionee should die while in Continuous Employment."

CONAGRA FOODS, INC.
By:      /s/ Colleen Batcheler

Its:      EVP, General Counsel & Corporate Secretary

Date:      3/17/2014

RETIREE
By:      /s/ Brian L. Keck

Date:      3/14/2014

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